UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 24, 2009

Date of Report (Date of earliest event reported)

CENTRO NP LLC

(Exact Name of Registrant as Specified in Charter)

Maryland	1-12244	64-0955724
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

420 Lexington Avenue, New York, New York 10170

(Address of principal executive offices, including zip code)

212-869-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01                                         Changes in Registrant’s Certifying Accountant.

On June 24, 2009, Centro NP LLC (the “Company”) received notification from the United States firm of PricewaterhouseCoopers LLP (“PwC-US”) of their resignation as the Company’s independent registered public accounting firm.  PwC-US’s resignation was due to litigation involving the Company’s ultimate parent company against its auditors, the Pricewaterhouse Coopers firm in Australia.  As noted in the third paragraph of this section, there are no disagreements between the Company and PwC-US as contemplated under Item 304(a)(1) of Regulation S-K.

The reports of PwC-US on the Company’s consolidated financial statements for the fiscal years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that PwC-US’s reports contained an explanatory paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2007 and 2008, and through June 24, 2009, there were no disagreements with PwC-US on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC-US, would have caused PwC-US to make reference thereto in its reports on the consolidated financial statements for such years.

There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years ended December 31, 2007 and 2008, and through June 24, 2009, except for the existence of the following material weaknesses in internal control over financial reporting as of December 31, 2007, which were subsequently remediated and accordingly no longer exist:

•                  As discussed in Management’s report on internal control over financial reporting of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 and Part I, Item 4 of the Company’s Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2008 and June 30, 2008, the Company had insufficient internal controls relating to its operations, accounting and legal functions to adequately communicate, understand and initially evaluate the accounting for complex post-Merger activities.  Management believes that the principal issues surrounding this weakness related to the integration activities that the Company undertook following the Merger and Liquidation described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  These insufficient internal controls that led to a material weakness did not result in any improper accounting by the Company.  During the second quarter of 2008, the Company took the steps to remediate the material weakness and, as a result of the remediation steps taken, management of the Company concluded it had remediated the material weakness as of September 30, 2008.

•                  As discussed in Management’s report on internal control over financial reporting of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 and Part I, Item 4 of the Company’s Quarterly Report on Form 10-Q/A for the quarter ended

March 31, 2008, the Company did not maintain effective controls over the accuracy and disclosure of its property and asset management rights accounts.  Specifically, effective controls were not designed and in place to ensure that an adequate impairment analysis was accurately conducted, reviewed, and approved in order to identify and record impairments as required under U.S. generally accepted accounting principles.  This control deficiency resulted in a misstatement of the Company’s intangible assets and in the restatement of the Company’s annual consolidated financial statements for the period from April 5, 2007 through December 31, 2007.  This impairment analysis of the property and asset management rights accounts was completed as part of the required goodwill impairment analysis under SFAS No. 142, Goodwill and Intangible Assets.  Management believes that given that the Company’s services business was distributed during the period ended June 30, 2008, resulting in the distribution of the goodwill balance, no such impairment analysis under SFAS No. 142 will be required in the future.  Therefore, the identified material weakness is eliminated due to the removal of the need to complete such impairment analysis.  Going forward, the property and asset management rights accounts will be subject to impairment under SFAS No. 144, Accounting for Impairment or Disposal of Long Lived Assets.  Management has not previously identified any issues with the completion of impairment analysis under SFAS No. 144.  As a result, management of the Company believes that this material weakness has been remediated as of June 30, 2008.

As the Company has no audit committee or Board of Directors, the Company’s executive officers have discussed with PwC-US the remediation of these material weaknesses during the year ended December 31, 2008.  The Company has authorized PwC-US to respond fully to the inquiries of the successor independent registered public accounting firm concerning these material weaknesses.

The Company has furnished a copy of this Current Report on Form 8-K to PwC-US and requested that PwC-US provide a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the statements made above.  A copy of such letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

16.1	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated as of June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2009	CENTRO NP LLC

	By:	/s/ Steven Siegel
		Name:	Steven Siegel
		Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
16.1	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated as of June 30, 2009.